Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-2611119-01) on Form S-3 of our reports dated February 20, 2023, with respect to the consolidated financial statements and financial statement schedule III of Kite Realty Group, L.P. and subsidiaries and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Indianapolis, Indiana
February 20, 2023